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                                                                   Exhibit 10(e)

                             As amended by Board of Directors through 10/9/00


                                1997 Restatement

                                       of

                                XEROX CORPORATION

                    UNFUNDED RETIREMENT INCOME GUARANTEE PLAN





XEROX CORPORATION, a New York corporation having its principal executive office in the City of Stamford, County of Fairfield and State of Connecticut, hereby adopts the XEROX CORPORATION UNFUNDED RETIREMENT INCOME GUARANTEE PLAN effective on the Effective Date as follows:

                          Restatement October 13, 1997

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                                      INDEX

                                                                     Page No.

ARTICLE 1   Definitions                                                 3

ARTICLE 2   Purpose of Plan                                             3

ARTICLE 3   Eligibility                                                 4

ARTICLE 4   Benefits                                                    4

ARTICLE 5   Change in Control                                           6

ARTICLE 6   Administration                                              7

ARTICLE 7   Amendment and Termination                                   7

ARTICLE 8   Miscellaneous                                               8

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                                XEROX CORPORATION

                  UNFUNDED RETIREMENT INCOME GUARANTEE PLAN


                                    ARTICLE 1

                                   Definitions

     When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan. Terms used herein which are defined in Article 1 of the Funded Plan shall have the meanings assigned to them in the Funded Plan.

     Section 1.1. Administrator. The Administrator appointed by the Vice President, Human Resources of the Company

     Section 1.2.   Average Monthly Compensation. Shall be determined under
Article 1 of the Funded Plan, without regard to the dollar limitation contained therein; and, notwithstanding the above, shall also include any compensation provided under the Xerox Corporation CEO Challenge Bonus Program.

     Section 1.3.   Board. The Board of Directors of the Company.

     Section 1.4. Code. The Internal Revenue Code of 1986 as amended, or as it may be amended from time to time.

     Section 1.5.   Company. Xerox Corporation.

     Section 1.6. Effective Date. The original effective date of the Plan was July 1, 1977. This Restatement is effective as of October 13, 1997.

     Section 1.7.   Employee. A Member in the Funded Plan.

     Section 1.8. Funded Plan. The Xerox Corporation Retirement Income Guarantee Plan.

     Section 1.9. Plan. The "Xerox Corporation Unfunded Retirement Income Guarantee Plan", as set forth herein or in any amendment hereto.

                                    ARTICLE 2

                                 Purpose of Plan

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     Section 2.1.   Purpose. The Plan is designed to provide retirement benefits payable out of the general assets of the Company as provided in Section 4.1.

                                   ARTICLE 3

                                  Eligibility

     Section 3.1. Eligibility. All Employees and beneficiaries of Employees eligible to receive benefits from the Funded Plan shall be eligible to receive benefits under this Plan in accordance with Section 4.1 regardless of when the Employees may have retired.

                                   ARTICLE 4

                                   Benefits

     Section 4.1. Amount of Benefits. The amount of the benefit payable under the Plan shall be equal to the monthly benefit which would be payable to or on behalf of an Employee under the Funded Plan as a Life Annuity if Section 9.5 of the Funded Plan were inapplicable and if the amount of any compensation deferred by the Employee was included in the calculation of Average Monthly Compensation (except the increase in compensation which became payable under the Company's policy of increasing compensation by the amount which cannot be added to an Employee's accounts under the Profit Sharing Plan by reason of the limitation contained in Section 415 of the Code), less the following:

     (a) The monthly benefit actually payable as a Life Annuity to or on behalf of the Employee under the Funded Plan other than the RIGP Plus Benefit payable under Article 17 thereof.

     (b) The monthly benefit which could be purchased as a Life Annuity with the balance, if any, in the Employee's deferred compensation account under the Xerox Corporation Deferred Compensation Plan For Executives arising from the Retirement Account portion of the Profit Sharing Adjustment under Section 4 thereof.

     (c) Any amount paid to the Employee from which FICA taxes are withheld related to nonqualified retirement benefits from a plan sponsored by the Company which have not been previously withheld (or deemed to be withheld because the maximum tax had already been paid) and are payable upon retirement but cannot be withheld from any single sum payment of compensation or other nonqualified plan benefits translated to an annuity (single life or joint and survivor as appropriate) payable commencing on the date of retirement.

     (d) The amount of that certain provisional supplement provided to certain high-paid Employees in RIGP effective in 1989 when the RIGP benefit was modified payable to Employees in a lump sum translated to an annuity (single life or joint and survivor as appropriate) payable commencing on the date of retirement.

     Section 4.1A Additional Benefit. In addition to the benefit provided by the foregoing provisions of Section 4.1, there shall be an additional benefit equal to the excess of (a) over (b) where (a) is the RIGP Plus Benefit which would be payable under Article 17 of the Funded Plan as if "Annual Pay", as defined in Article 17 of the Funded Plan, had been calculated without regard

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to the applicable limitations of the "Code" as defined in the Funded Plan and to include deferred compensation to the extent not already included and (b) is the RIGP Plus Benefit calculated under Article 17 of the Funded Plan subject to such Code limitations. Notwithstanding any provision of this Plan to the contrary, the benefit under this Section 4.1A shall be payable in cash in a lump sum. Such benefit shall be paid at the time specified in Section 4.4. If payment is not made at or about termination of employment, the Administrator may, in his or her discretion, determine to increase the amount of the additional benefit at the CBRA interest rate (within the meaning of the Funded Plan) for the period between termination and payout hereunder.

     Section 4.2. Form of Benefit Payments. The forms of benefit available under the Plan shall be for single Employees a 10-Year certain and life annuity or a life annuity and for married Employees a 50% or 100% joint and survivor annuity option, all as shall have been elected by Employee on forms provided by the Administrator. The benefit payable to a single Employee who has failed to make such an election shall be a life annuity and for any such married Employee a 50% joint and survivor annuity. The 10-year certain and life annuity is the actuarial equivalent of the life annuity and the 100% joint and survivor annuity is the actuarial equivalent of the 50% joint and survivor annuity. Except as otherwise provided in Section 5.1 in no event is the benefit payable in a lump sum.

     Notwithstanding the above, the lump sum actuarial equivalent of any benefit otherwise payable as a monthly amount of one hundred dollars ($100.00) or less, shall be distributed in accordance with Section 4.3. The interest rate used in computing the lump sum actuarial equivalent amount shall be the interest rate described in the section entitled "Optional Forms of Benefit Payment" of the Funded Plan.

     Section 4.3 Death Prior to Benefit Commencement. The spouse of a Participant who dies before commencement of benefits under the Plan shall be entitled to a survivor benefit calculated in accordance with Article 7 of the Funded Plan in an amount equal to the amount determined under (a) or (b) below.

     (a) In the case of a Participant who is eligible to retire under the Funded Plan on the date of his or her death, one-half of the retirement benefit to which the Participant would have been entitled under the Plan if he or she had retired on the last day of the month coincident with or next following the date of the Participant's death; or

     (b) In the case of a Participant who is not eligible to retire under the Funded Plan on the date of his or her death, one-half of the retirement benefit to which the Participant would have been entitled under the Plan if he or she had terminated on his or her date of death and survived to the date of payment of benefits as determined under Section 4.4 below.

     Section 4.4. Time of Benefit Payments. Benefits due under the Plan shall be paid coincident with the payment date of benefits under the Funded Plan or at such other time or times as the Administrator in his discretion determines.

     Section 4.5. Employee's Rights Unsecured. The benefits payable under this Plan shall be unfunded. Consequently, no assets shall be segregated for purposes of this Plan and placed beyond the reach of the Company's general creditors. The right of any Employee to receive benefits under the provisions

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of the Plan shall be an unsecured claim against the general assets of the
Company.

                                   ARTICLE 5

                               Change in Control

     Section 5.1. Change In Control. Notwithstanding anything to the contrary in this Plan, in the event of a change in control of the Company, as hereinafter defined, each Employee, including retired Employees, shall be entitled to a benefit hereunder without regard to his or her age or Years of Service at the time of such change in control. Upon the occurrence of a change in control of the Company, the benefit of each Employee shall be payable in a lump sum within 30 days of such change in control equal in amount to the then present value of a benefit expressed in the form provided in Section 4.1 hereof, commencing on the later of (i) the date of such change in control and (ii) the date the Employee would be eligible for a benefit under the Funded Plan, and based upon such Employee's Average Monthly Compensation and Years of Participation as of the date of such change in control. A "change in control of the Company" shall have the meaning set forth in the Xerox Corporation Retirement Income Guarantee Plan, as may be amended or restated from time to time.

     Section 5.2. Termination of Employment Following Change in Control. Upon the termination of employment of a Employee following a change in control of the Company, such Employee, if he or she has otherwise satisfied the requirements of the Funded Plan for a benefit, shall be entitled to a benefit equal to the benefit to which he or she would have been entitled without application of
Section 5.1, reduced (but not below zero) to reflect the value of the benefit he or she received pursuant to Section 5.1.

     Section 5.3. Calculation of Present Value. For purposes of Section 5.1 hereof, the present value of a benefit shall be calculated based upon the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining lump sums for benefits payable as immediate annuities with respect to plans terminating on the date on which the change in control of the Company occurs and the 1983 GAM mortality table, provided, however, that effective upon the date that the applicable interest rate as specified in Section 417(e)(3)(A) of the Code is adopted for use in the Funded Plan, the present value hereunder shall thereafter be determined under such applicable interest rate and the applicable mortality table as defined in
Section 417(e)(3)(A)(ii)(l) of the Code. For purposes of the Funded Plan, each Employee shall be treated as if they terminated employment upon the change in control and had their benefits determined as if they were to begin receiving benefits on the commencement date used in developing the present value of the benefit in Section 5.1.

                                   ARTICLE 6

                                Administration

     Section 6.1. Duties of Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Employee from the Plan and shall cause them to be paid by the Company accordingly.

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     Section 6.2.  Finality of Decisions. The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Administrator shall not be subject to individual liability with respect to the Plan.

                                   ARTICLE 7

                           Amendment and Termination

     Section 7.1. Amendment and Termination. It is the intention of the Company to continue the Plan indefinitely. The Company expressly reserves the right to amend the Plan at any time and in any particular manner, provided that any such amendment shall be made in accordance with ERISA. Such amendments, other than amendments relating to termination of the Plan or relating to benefit levels under Section 4.1 of the Plan, may be effected by (i) the Board of Directors,
(ii) a duly constituted committee of the Board of Directors, or (iii) the Vice President of the Company responsible for human resources or a representative thereof. In the event such office is vacant at the time the amendment is to be made, the Chief Executive Officer of the Company shall approve such amendment or appoint a representative. Amendments relating to termination of the Plan or relating to benefit levels under Section 4.1 of the Plan shall be effected pursuant to a resolution duly adopted by the Board of Directors of the Company, or a duly constituted committee of the Board of Directors of the Company, in accordance with the Business Corporation Law of the State of New York.

     Any amendment, alteration, modification or suspension under subsection
(iii) of the preceding paragraph shall be set forth in a written instrument executed by any Vice President of the Company and by the Secretary or an Assistant Secretary of the Company

     Section 7.2. Contractual Obligation. Notwithstanding Section 7.1, the Company hereby makes a contractual commitment to pay the benefits accrued under the Plan to the extent it is financially capable of meeting such obligations.

                                   ARTICLE 8

                                 Miscellaneous

     Section 8.1. No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

     Section 8.2. Assignment. The benefits payable under this Plan may not be assigned or alienated except as may otherwise be required by law or pursuant to the terms of a domestic relations order that has been approved by the Plan Administrator.

     Section 8.3. Law Applicable. This Plan shall be governed by the laws of the State of New York.